EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown, Inc. (media)
Thomas P. Hess, CPA	Mike Beyer (773) 463-4211
Vice President, Finance and CFO
(484) 595-1500

ADOLOR CORPORATION REPORTS

YEAR END 2006 FINANCIAL RESULTS

EXTON, PA, February 27, 2007 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the year and fourth quarter ended December 31, 2006.

For the twelve months ended December 31, 2006, the company reported a net loss of $69.7 million or $1.56 per basic and diluted share, compared to a net loss of $56.8 million or $1.45 per basic and diluted share for the same period in 2005. For the three months ended December 31, 2006, the Company reported a net loss of $18.4 million or $0.40 per basic and diluted share, compared to a net loss of $15.8 million or $0.41 per basic and diluted share in the three months ended December 31, 2005.

“We remain focused on the development of our lead compound Entereg for the management of the gastrointestinal side effects associated with opioid use,” said Michael R. Dougherty, president and chief executive officer of Adolor. “In the second quarter of this year, we plan to submit a complete response to the FDA approvable letter received in November 2006 for the postoperative ileus indication. Additionally, GlaxoSmithKline and Adolor are currently planning potential next steps in the development of Entereg in opioid-induced bowel dysfunction. We expect to provide an update on these plans later this quarter.”

“Finally, we are pleased to have recently initiated a Phase 1 multi-dose safety study for our novel delta opioid agonist and are targeting completion of this study in the third quarter of this year,” concluded Dougherty.

Contract revenues for the twelve months ended December 31, 2006 were $15.1 million compared to $15.7 million in the same period in 2005. This decrease was primarily the result of a reduction in co-promotion revenues of $1.8 million relating to the Arixtra co-promotion with Glaxo. This decrease was partially offset by an increase in revenues of $1.2 million resulting from increased expenses incurred by the Company relating to

Entereg® (alvimopan) and reimbursable by Glaxo under the collaboration agreement. Contract revenues for the three months ended December 31, 2006 and 2005 were $4.3 million for each period.

Research and development expenses in the twelve months ended December 31, 2006 were $56.7 million, compared to $49.6 million for the same period in 2005. Expenses increased principally due to the recording of compensation expense of $2.8 million relating to the adoption of FAS 123R and increased expenses associated with our combination product development program and sterile lidocaine patch program. Research and development expenses in the three months ended December 31, 2006 were $13.6 million, compared to $14.3 million for the same period in 2005.

Marketing, general and administrative expenses increased to $37.7 million in 2006 from $26.3 million in 2005. Marketing, general and administrative expenses increased to $11.6 million in the three months ended December 31, 2006 from $6.7 million in the same period in 2005. The expense increase in 2006 was principally related to increased personnel expenses, including expenses associated with the adoption of FAS 123R of $5.8 million, combined with additional marketing and sales expense and the $2.5 million restructuring charge associated with disbanding the sales force of approximately 35 people.

As of December 31, 2006, the Company had approximately $185.6 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline (GSK) are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not receive regulatory approval of Entereg® (alvimopan) for POI, OBD, or any other indication; the risk that Adolor may not be able to adequately address the deficiencies in the November 2006 FDA approvable letter; the risk that a risk management plan could materially adversely affect the commercial prospects for Entereg, if regulatory approval is achieved; the risk that Adolor may not obtain FDA approval for Entereg in POI, whether due to Adolor’s inability to provide additional data satisfactory to the FDA to obtain approval for the NDA, the adequacy of the safety and efficacy data from all of the Entereg studies, the risk that the FDA may not agree with Adolor’s and GSK’s analyses of the Entereg studies (including Study 014) and may evaluate the results of these studies by different methods or conclude that the results from the studies, whether or not statistically significant, do not support safety, efficacy, a favorable risk/benefit profile, or there were human errors in the conduct of the studies, or otherwise; adverse safety findings in any Entereg studies; the risk that regulatory approvals for the use of Entereg in OBD are not achieved; the risk that filing targets for regulatory submissions or user fee goal dates are not met; the risk that the results of other clinical trials of Adolor’s drug product candidates, including Entereg are not positive; the risk of product liability claims; reliance on third party manufacturers; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GSK, in connection with the development and commercialization of Entereg; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

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This press release is available on the website http://www.adolor.com.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE TWELVE MONTHS ENDED DECEMBER 31,		FOR THE THREE MONTHS ENDED DECEMBER 31,
	2006	2005	2006	2005
REVENUES
Contract revenues	$15,087,411	$15,718,876	$4,285,728	$4,256,504

OPERATING EXPENSES
Research and development	56,659,750	49,630,590	13,598,294	14,281,126
Marketing, general and administrative	37,689,565	26,292,904	11,583,773	6,724,960

Total operating expenses	94,349,315	75,923,494	25,182,067	21,006,086

Loss from operations	(79,261,904)	(60,204,618)	(20,896,339)	(16,749,582)
Interest income and other, net	9,523,526	3,407,988	2,481,396	906,707

Net loss	($69,738,378)	($56,796,630)	($18,414,943)	($15,842,875)

Basic and diluted net loss per share	($1.56)	($1.45)	($0.40)	($0.41)

Shares used in computing basic and diluted net loss per share	44,731,350	39,088,126	45,915,827	39,091,888

			BALANCE SHEET DATA (Unaudited)
			DECEMBER 31, 2006	DECEMBER 31, 2005
Cash, cash equivalents and short-term investments			$185,562,009	$103,075,119
Working capital			173,130,129	89,664,249
Total assets			200,597,580	117,236,617
Total stockholders’ equity			153,180,628	66,693,290